Exhibit 99.1

May 15, 2020

Dear Shareholder:

The ﬁrst quarter of 2020 will permanently be remembered as a period of change. Covid-19 has brought many changes to our communities, affecting the ways we live, work and interact. Roughly 40% of our team is currently working from home, and we have become more accustomed to online meetings and conference calls. While our customers are adapting to accessing our branches predominately with our drive-thru facilities, we have seen a signiﬁcant increase in online account opening and mobile banking activity. Our efforts to provide electronic services, compared to traditional brick and mortar services, have allowed us to social distance and continue to meet our customers’ needs while sustaining business operations.

A large focus during the ﬁrst quarter and into the second quarter of 2020 for Uwharrie Bank, has been to help provide capital to the businesses that make up our local economies with the help of the Small Business Administration (SBA) Paycheck Protection Program (PPP). As a Preferred SBA lender, our team has been able to react quickly to the program’s requirements. This has helped our Main Street businesses gain access to funds they so badly need and put payroll dollars into the hands of families that depend on them. Additionally, we are providing various payment deferrals for current consumer and business customers to help them bridge the interruption of income they are experiencing during these ﬁnancially turbulent times.

During the ﬁrst quarter of 2020, the United States experienced a near overnight drop in short-term interest rates of 150 basis points and historical low interest rates all across the US Treasury yield curve. This has fueled a reﬁnance boom for our mortgage division as families take advantage of both the decline in interest rates and lower home ownership cost. Income from mortgage production increased from $492,000 at March 31, 2019 to $1.1 million at March 31, 2020, a 116% improvement.

Uwharrie Investment Advisors (UIA), our wealth management division, showed improvement in revenue, as well as expense reductions in the ﬁrst quarter of 2020, as compared to the same period last year. Our advisors are staying in close contact with our clients to help them manage the risk of their portfolios in these challenging markets. For the third consecutive year, UIA has been recognized by the Centre for Fiduciary Excellence (CEFEX) for demonstrating adherence to professional practices and remains in good standing.

As of the end of ﬁrst quarter 2020, your Company’s earnings from all divisions before income tax and loan loss provisions were $1.0 million, an increase of $285,000 or 38% when compared to the same period in 2019. However, due to the increased risk and uncertainty associated with the effects of COVID-19, your Company added $632,000 to its provision for loan losses. The resulting Net Income Available to Common Shareholders after dividends for the ﬁrst quarter 2020 was $187,000, compared to $550,000 reported for the same quarter 2019, a decrease of 66%. The Company grew assets from $656.8 million at December 31, 2019 to $674.7 million at March 31, 2020.

Although the damage of COVID-19 is wreaking havoc and changing our world, it has been good to see the many acts of kindness throughout our communities, and I am sure we will continue to see our neighbors and friends step up where there are needs. In the words of Winston Churchill, “Don’t let a good crisis go to waste,” so maybe we can ﬁnd some good in all the chaos. For many of us, who are spending more time with loved ones, we know that the world is creating less pollution, and the sounds of the breeze and of birds are being heard in our cities as nature reclaims some of the space that we have occupied. Spiritually, we are witnessing an awakening, as we watch and listen to accounts of human caring and kindness.

It is unclear when a recovery will take place and what type of normalcy will resume when the economy returns and the pandemic is over; however, just know that your Company will continue to do its part in relief efforts and provide ﬁnancial services for long term sustainability in our communities … we are all in this together!

Thank you for your continued support.

Sincerely,

UWHARRIE CAPITAL CORP

/s/ Roger L. Dick
President and Chief Executive Officer

This Report may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of the Company's goals and expectations with respect to earnings, income per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may," ”could," ”should,” “would,” “believe," ”anticipate," "estimate," "expect," “intend,” ”plan,” ”projects," ”outlook," or similar expressions. These statements are based upon the current belief and expectations of the Company‘s management and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

Uwharrie Capital Corp and Subsidiaries
Consolidated Balance Sheets
	March 31,	March 31,
(Amounts in thousands except share and per share data)	2020	2019

Assets
Cash and due from banks	$6,364	$8,518
Interest-earning deposits with banks	132,644	134,878
Securities available for sale	108,204	90,737
Securities held to maturity (fair value $15,864 and $10,677, respectively)	15,798	10,673
Equity security, at fair value	1,132	-
Loans held for sale	5,142	3,567
Loans held for investment	368,252	367,962
Less: Allowance for loan losses	2,627	2,233
Net loans held for investment	365,625	365,729
Interest receivable	1,759	1,649
Premises and equipment, net	16,965	16,467
Restricted stock	1,166	1,144
Bank-owned life insurance	8,832	8,699
Other real estate owned	438	781
Other assets	10,584	12,139
Total assets	$674,653	$654,981

Liabilities
Deposits:
Demand, noninterest-bearing	$153,962	$145,279
Interest checking and money market accounts	323,638	277,609
Savings accounts	57,521	57,568
Time deposits, $250,000 and over	12,160	53,200
Other time deposits	57,045	52,856
Total deposits	604,326	586,512
Interest payable	38	41
Short-term borrowed funds	525	1,403
Long-term debt	9,992	9,974
Other liabilities	9,735	10,738
Total liabilities	624,616	608,668

Shareholders' Equity
Common stock, $1.25 par value: 20,000,000 shares authorized;
issued and outstanding or in process of issuance
6,984,582 and 7,097,227 shares, respectively.
Book value per share $5.64 in 2020 and $4.93 in 2019 (1)	8,731	8,871
Additional paid-in capital	12,311	12,776
Undivided profits	16,413	14,971
Accumulated other comprehensive income (loss)	1,927	(960)
Total Uwharrie Capital Corp shareholders' equity	39,382	35,658
Noncontrolling interest	10,655	10,655
Total shareholders' equity	50,037	46,313
Total liabilities and shareholders' equity	$674,653	$654,981

(1) Net income per share, book value per share and weighted average shares outstanding have been adjusted to reflect the 2% stock dividend in 2019.

Uwharrie Capital Corp and Subsidiaries
Consolidated Statements of Income
	Three Months Ended
	March 31,
(Amounts in thousands except share and per share data)	2020	2019

Interest Income
Interest and fees on loans	$4,553	$4,667
Interest on investment securities	591	496
Interest-earning deposits with banks and federal funds sold	552	793
Total interest income	5,696	5,956

Interest Expense
Interest paid on deposits	728	597
Interest paid on borrowed funds	132	147
Total interest expense	860	744

Net Interest Income	4,836	5,212
Provision for (recovery of) loan losses	632	(113)
Net interest income after provision (recovery of)
for loan losses	4,204	5,325

Noninterest Income
Service charges on deposit accounts	313	327
Interchange and card transaction fees	192	194
Other service fees and commissions	765	756
Gain (loss) on sale of securities	58	-
Unrealized gain on equity security	231	-
Income from mortgage loan sales	1,065	492
Other income (loss)	382	(21)
Total noninterest income	3,006	1,748

Noninterest Expense
Salaries and employee benefits	4,424	4,133
Occupancy expense	415	405
Equipment expense	183	176
Data processing	158	222
Other operating expenses	1,617	1,264
Total noninterest expense	6,797	6,200

Income before income taxes	413	873
Provision for income taxes	85	183
Net Income	$328	$690

Consolidated net income	$328	$690
Less: Net income attributable to noncontrolling interest	(141)	(140)
Net income attributable to Uwharrie Capital Corp and common shareholders	$187	$550
Net Income Per Common Share (1)
Basic	$0.03	$0.08
Assuming dilution	$0.03	$0.08
Weighted Average Common Shares Outstanding (1)
Basic	7,067,752	7,268,075
Assuming dilution	7,067,752	7,268,075